Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-39028) pertaining to the Optio Software, Inc. Stock Incentive Plan, Optio Software, Inc. Directors’ Stock Option Plan, and other stock options of our report dated March 7, 2002, with respect to the consolidated financial statements and schedule of Optio Software, Inc. for the year ended January 31, 2002 included in the Annual Report (Form 10-K) for the year ended January 31, 2004.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia

April 16, 2004